CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$30,720,000	$3,520.51

PRICING SUPPLEMENT NO. 1684 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-155535 Dated October 13, 2011

JPMorgan Chase & Co. Airbag Yield Optimization Notes
$3,232,000 Linked to the Common Stock of SanDisk Corporation due on April 19, 2012
$2,295,000 Linked to the Common Stock of The Goldman Sachs Group, Inc. due on April 19, 2012
$8,264,000 Linked to the Common Stock of The Dow Chemical Company due on April 19, 2012
$9,080,000 Linked to the Common Stock of Halliburton Company due on April 19, 2012
$3,607,000 Linked to the Common Stock of CSX Corporation due on April 19, 2012
$4,242,000 Linked to the Common Stock of CONSOL Energy Inc. due on April 19, 2012

Investment Description

Airbag Yield Optimization Notes are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. (“JPMorgan Chase”) (each a “Note” and collectively, the “Notes”) linked to the performance of the common stock of a specific company (the “Underlying Stock”). The issue price of each Note will be $1,000. On a monthly basis, JPMorgan Chase will pay you a coupon regardless of the performance of the applicable Underlying Stock. At maturity, JPMorgan Chase will either pay you the principal amount per Note or, if the closing price of the applicable Underlying Stock on the Final Valuation Date is below the specified Conversion Price, JPMorgan Chase will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note (subject to adjustments in the case of certain corporate events described in the accompanying Airbag Yield Optimization Notes product supplement no. UBS-14-A-I under “General Terms of the Notes — Anti-Dilution Adjustments,” in the sole discretion of the calculation agent). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving a number of shares of the applicable Underlying Stock per Note at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Income — Regardless of the performance of the applicable Underlying Stock, JPMorgan Chase will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the applicable Underlying Stock per Note at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes.
❑	Contingent Repayment of Principal Amount at Maturity — If the price of the applicable Underlying Stock does not close below the applicable Conversion Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the applicable Underlying Stock. If the price of the applicable Underlying Stock closes below the applicable Conversion Price on the Final Valuation Date, JPMorgan Chase will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note at maturity, which will likely be worth less than your principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date	October 13, 2011
Settlement Date	October 18, 2011
Final Valuation Date[1]	April 13, 2012
Maturity Date[1]	April 19, 2012

[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-14-A-I

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-14-A-I BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

This pricing supplement relates to six (6) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in any of the six (6) Note offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlying Stocks described below. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples thereof. Each of the six (6) Note offerings is linked to the common stock of a different company, and each of the six (6) Note offerings has a different Coupon Rate, Initial Price and Conversion Price. The performance of each Note will not depend on the performance of any other Note.

Underlying Stock	Total Coupon Payable Over the Term of the Notes	Coupon Rate	Initial Price	Conversion Price	CUSIP	ISIN
Common Stock of SanDisk Corporation	5.06%	10.12% per annum	$45.93	$34.4475, which is 75% of Initial Price	46636T390	US46636T3905
Common Stock of The Goldman Sachs Group, Inc.	4.355%	8.71% per annum	$96.15	$67.3050, which is 70% of Initial Price	46636T424	US46636T4242
Common Stock of The Dow Chemical Company	4.775%	9.55% per annum	$26.67	$18.6690, which is 70% of Initial Price	46636T432	US46636T4325
Common Stock of Halliburton Company	5.425%	10.85% per annum	$35.02	$24.5140, which is 70% of Initial Price	46636T416	US46636T4168
Common Stock of CSX Corporation	3.50%	7.00% per annum	$20.77	$15.5775, which is 75% of Initial Price	46636T440	US46636T4408
Common Stock of CONSOL Energy Inc.	4.95%	9.90% per annum	$39.05	$25.3825, which is 65% of Initial Price	46636T457	US46636T4572

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-14-A-I dated September 15, 2011 and this pricing supplement.

The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-14-A-I, will supersede the terms set forth in product supplement no. UBS-14-A-I. In particular, please refer to “Additional Terms Specific to the Notes” in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-14-A-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Common Stock of SanDisk Corporation	$3,232,000	$1,000	$32,320	$10	$3,199,680	$990
Common Stock of The Goldman Sachs Group, Inc.	$2,295,000	$1,000	$22,950	$10	$2,272,050	$990
Common Stock of The Dow Chemical Company	$8,264,000	$1,000	$82,640	$10	$8,181,360	$990
Common Stock of Halliburton Company	$9,080,000	$1,000	$90,800	$10	$8,989,200	$990
Common Stock of CSX Corporation	$3,607,000	$1,000	$36,070	$10	$3,570,930	$990
Common Stock of CONSOL Energy Inc.	$4,242,000	$1,000	$42,420	$10	$4,199,580	$990

(1)	The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. UBS-14-A-I and “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $10 per $1,000 principal amount Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

This pricing supplement relates to six (6) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the six (6) Note offerings or, at your election, in two or more of the offerings. While each Note offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Notes.

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-14-A-I dated September 15, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the free writing prospectus related hereto dated October 6, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-14-A-I, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

t	Product supplement no. UBS-14-A-I dated September 15, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211006219/e45307_424b2.pdf

t	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

t	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this pricing supplement, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Terms Specific to the Notes

For purposes of the Notes offered by this pricing supplement, notwithstanding anything to the contrary set forth under “General Terms of Notes — Calculation Agent” in the accompanying product supplement no. UBS-14-A-I, all calculations with respect to the Conversion Price will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., $0.76545 would be rounded to $0.7655).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

t	You believe the Final Price of the applicable Underlying Stock is not likely to be below the applicable Conversion Price and, if it is, you can tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your principal amount or that may have no value at all.

t	You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your return at maturity is limited to the coupons paid on the applicable Note.

t	You are willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

t	You are willing to invest in the Notes based on the applicable Coupon Rate for a total coupon amount paid over the six- month term of 5.06% for Notes linked to the common stock of SanDisk Corporation, 4.355% for Notes linked to the common stock of The Goldman Sachs Group, Inc., 4.775% for Notes linked to the common stock of The Dow Chemical Company, 5.425% for Notes linked to the common stock of Halliburton Company, 3.50% for Notes linked to the common stock of CSX Corporation. and 4.95% for Notes linked to the common stock of CONSOL Energy Inc.

t	You are willing and able to hold the Notes to maturity, a term of approximately 6 months.

t	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”) is willing to trade the Notes.

t	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t	You require an investment designed to provide a full return of principal at maturity.

t	You are not willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

t	You believe the Final Price of the applicable Underlying Stock is likely to be below the applicable Conversion Price, which could result in a total loss of your initial investment.

t	You cannot tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your principal amount or that may have no value at all.

t	You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

t	You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You are not willing to invest in the Notes based on the applicable Coupon Rate for a total coupon amount paid over the six-month term of 5.06% for Notes linked to the common stock of SanDisk Corporation, 4.355% for Notes linked to the common stock of The Goldman Sachs Group, Inc., 4.775% for Notes linked to the common stock of The Dow Chemical Company, 5.425% for Notes linked to the common stock of Halliburton Company, 3.50% for Notes linked to the common stock of CSX Corporation. and 4.95% for Notes linked to the common stock of CONSOL Energy Inc.

t	You are unable or unwilling to hold the Notes to maturity, a term of approximately 6 months, and seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-14-A-I for risks related to an investment in the Notes.

Final Terms

Issuer:	JPMorgan Chase & Co.
Issue Price per Note:	$1,000 per Note
Principal Amount per Note:	$1,000 per Note
Underlying Stock:	Common stock of SanDisk Corporation
Common stock of The Goldman Sachs Group, Inc.
Common stock of The Dow Chemical Company
Common stock of Halliburton Company
Common stock of CSX Corporation
Common stock of CONSOL Energy Inc.
Term:	Approximately 6 months. The Notes priced on October 13, 2011 and are expected to settle on October 18, 2011.
Total Coupon Payable:	The total coupon payable is 5.06% for Notes linked to the common stock of SanDisk Corporation, (ii) 4.355% for Notes linked to the common stock of The Goldman Sachs Group, Inc., (iii) 4.775% for Notes linked to the common stock of The Dow Chemical Company, (iv) 5.425% for Notes linked to the common stock of Halliburton Company, (v) 3.50% for Notes linked to the common stock of CSX Corporation and (vi) 4.95% for Notes linked to the common stock of CONSOL Energy Inc.
Coupon Payment:	Coupons paid in arrears in six equal monthly installments based on the applicable Coupon Rate, regardless of the performance of the applicable Underlying Stock. The Coupon Rate is 10.12% per annum for Notes linked to the common stock of SanDisk Corporation, (ii) 8.71% per annum for Notes linked to the common stock of The Goldman Sachs Group, Inc., (iii) 9.55% per annum for Notes linked to the common stock of The Dow Chemical Company, (iv) 10.85% per annum for Notes linked to the common stock of Halliburton Company, (v) 7.00% per annum for Notes linked to the common stock of CSX Corporation and (vi) 9.90% per annum for Notes linked to the common stock of CONSOL Energy Inc.
1st Installment through 6th Installment:	For Notes linked to the common stock of SanDisk Corporation: 0.8433% (or $8.4333 per Note)
For Notes linked to the common stock of The Goldman Sachs Group, Inc.: 0.7258% (or $7.2583 per Note)
For Notes linked to the common stock of The Dow Chemical Company: 0.7958% (or $7.9583 per Note)
For Notes linked to the common stock of Halliburton Company: 0.9042% (or $9.0417 per Note)
For Notes linked to the common stock of CSX Corporation: 0.5833% (or $5.8333 per Note)
For Notes linked to the common stock of CONSOL Energy Inc.: 0.8250% (or $8.2500 per Note)
Conversion Price:	For Notes linked to the common stock of SanDisk Corporation: $34.4475, which is 75% of its Initial Price.
For Notes linked to the common stock of The Goldman Sachs Group, Inc.: $67.3050, which is 70% of its Initial Price.
For Notes linked to the common stock of The Dow Chemical Company: $18.6690, which is 70% of its Initial Price.
For Notes linked to the common stock of Halliburton Company: $24.5140, which is 70% of its Initial Price.
For Notes linked to the common stock of CSX Corporation: $15.5775, which is 75% of its Initial Price.
For Notes linked to the common stock of CONSOL Energy Inc.: $25.3825, which is 65% of its Initial Price.
Payment at Maturity (per Note)(1):	If the Final Price of the applicable Underlying Stock is not below the applicable Conversion Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note plus accrued and unpaid interest.
If the Final Price of the applicable Underlying Stock is below the applicable Conversion Price on the Final Valuation Date, at maturity we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each Note you own plus accrued and unpaid interest.
The value of shares delivered for the share delivery amount is expected to be worth less then the principal amount and may be worthless.
Share Delivery Amount(1):	29.0297 for Notes linked to the common stock of SanDisk Corporation, 14.8577 for Notes linked to the common stock of The Goldman Sachs Group, Inc., 53.5647 for Notes linked to the common stock of The Dow Chemical Company, 40.7930 for Notes linked to the common stock of Halliburton Company, 64.1952 for Notes linked to the common stock of CSX Corporation and 39.3972 for Notes linked to the common stock of CONSOL Energy Inc., which are the number of shares of the applicable Underlying Stock per $1,000 principal amount Note equal to $1,000 divided by the Conversion Price, subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-14-A-I.
Initial Price:	$45.93 for Notes linked to the common stock of SanDisk Corporation, $96.15 for Notes linked to the common stock of The Goldman Sachs Group, Inc., $26.67 for Notes linked to the common stock of The Dow Chemical Company, $35.02 for Notes linked to the common stock of Halliburton Company, $20.77 for Notes linked to the common stock of CSX Corporation and $39.05 for Notes linked to the common stock of CONSOL Energy Inc., which are the closing prices of the respective Underlying Stocks on the
Trade Date
Final Price:	The closing price of the applicable Underlying Stock on the Final Valuation Date

(1)	We will pay cash in lieu of delivering any fractional shares of the applicable Underlying Stock in an amount equal to that fraction multiplied by the closing price of the applicable Underlying Stock on the Final Valuation Date.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

4

Coupon Payment Dates

Coupon will be paid in arrears in six equal monthly installments on the Coupon Payment Dates listed below:

November 18, 2011	February 21, 2012
December 19, 2011	March 19, 2012
January 19, 2012	April 19, 2012

Any payment on your Notes that would otherwise be due on a Coupon Payment Date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-14-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as units comprising a Put Option and a debt component for U.S. federal income tax purposes. Of each Coupon Payment for each Note offering, we have allocated as interest on the debt component and as Put Premium the following amounts:

Underlying Stock	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Premium Component per Annum
Common Stock of SanDisk Corporation	10.12% per annum (equivalent to 5.06% over the term of the Notes)	0.49% per annum (equivalent to 0.245% over the term of the Notes)	9.63% per annum (equivalent to 4.815% over the term of the Notes)
Common Stock of The Goldman Sachs Group, Inc.	8.71% per annum (equivalent to 4.355% over the term of the Notes)	0.49% per annum (equivalent to 0.245% over the term of the Notes)	8.22% per annum (equivalent to 4.11% over the term of the Notes)
Common Stock of The Dow Chemical Company	9.55% per annum (equivalent to 4.775% over the term of the Notes)	0.49% per annum (equivalent to 0.245% over the term of the Notes)	9.06% per annum (equivalent to 4.53% over the term of the Notes)
Common Stock of Halliburton Company	10.85% per annum (equivalent to 5.425% over the term of the Notes)	0.49% per annum (equivalent to 0.245% over the term of the Notes)	10.36% per annum (equivalent to 5.18% over the term of the Notes)
Common Stock of CSX Corporation	7.00% per annum (equivalent to 3.50% over the term of the Notes)	0.49% per annum (equivalent to 0.245% over the term of the Notes)	6.51% per annum (equivalent to 3.255% over the term of the Notes)
Common Stock of CONSOL Energy Inc.	9.90% per annum (equivalent to 4.95% over the term of the Notes)	0.49% per annum (equivalent to 0.245% over the term of the Notes)	9.41% per annum (equivalent to 4.705% over the term of the Notes)

By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. Assuming the treatment and allocation described above are respected, (a) interest on the debt component will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale, and (b) assuming that you are an initial holder of Notes purchasing the Notes at the Initial Price for cash, (i) if at maturity the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying Stock received; instead, the total Put Premium will reduce your basis in the Underlying Stock. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of Notes at the Initial Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the debt component and the Put Option.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-14-A-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes. We will pay you the principal amount of your Notes in cash only if the Final Price of the applicable Underlying Stock is greater than or equal to the applicable Conversion Price and only at maturity. If the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each $1,000 principal amount Note that you own instead of the principal amount in cash. As a result, if the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, you will be exposed on a leveraged basis to any such decline below the applicable Conversion Price. For example, if the Conversion Price for an offering of Notes equals 80% of the Initial Price of the applicable Underlying Stock and the Final Price of the applicable Underlying Stock is below its Conversion Price, you will lose 1.25% of your principal amount per Note for each 1% decline in the price of the applicable Underlying Stock below its Conversion Price. If you receive shares of the applicable Underlying Stock at maturity, the value of those shares will likely be less than the principal amount of the Notes or may have no value at all. Therefore, you could lose some or all of your principal amount.

t	Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any repayment of principal or any other amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	The Probability That the Applicable Final Price Will Fall Below the Applicable Conversion Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock — “Volatility” refers to the frequency and magnitude of changes in the price of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its applicable Conversion Price on the Final Valuation Date of the Notes, resulting in the loss of some or all of your investment. In addition, the applicable Coupon Rate is set on the Trade Date and depends in part on this expected volatility. However, a stock’s volatility can change significantly over the term of the Notes. The price of the applicable Underlying Stock for your Notes could fall sharply, which could result in a significant loss of principal.

t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of the applicable Underlying Stock is above the applicable Conversion Price. At maturity, we will either repay you the full principal amount per $1,000 principal amount Note or, if the price of the applicable Underlying Stock closes below the applicable Conversion Price on the Final Valuation Date, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Note at maturity, which will likely be worth less than your principal amount and may have no value at all. This contingent repayment of principal based on whether the Final Price is below the Conversion Price, applies only if you hold your Notes to maturity.

t	Your Return on the Notes Is Expected to Be Limited to the Accrued Coupon Payments, Regardless of Any Appreciation in the Value of the Applicable Underlying Stock — Unless the applicable Final Price is less than the applicable Conversion Price, for each $1,000 principal amount Note, you will receive the principal amount at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Underlying Stock, which may be significant. If the applicable Final Price is less than the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Note at maturity the value of which is most likely to be worth less than the principal amount as of the maturity date. Therefore, your return on the Notes is expected to be limited to the coupons paid on the Notes. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the applicable Underlying Stock during the term of the Notes.

t	Contingent Repayment of Principal Depends Solely on the Closing Price of the Applicable Underlying Stock on the Final Valuation Date — If the closing price of the applicable Underlying Stock on the Final Valuation Date (i.e., the Final Price) is less than the applicable Conversion Price, you will receive a predetermined number of shares of the Underlying Stock per Note on the maturity date instead of the principal amount of your Notes in cash, and you could lose some or all of your principal amount. Because the Final Price will be determined based on the closing price on a single trading day near the end of the term of the Notes, the price of the applicable Underlying Stock at the Maturity Date or at other times during the term of the Notes could be at a level above the applicable Conversion Price. This difference could be particularly large if there is a significant decrease in the price of the applicable Underlying Stock during the later portion of the term of the Notes or if there is significant volatility in the price of the applicable Underlying Stock during the term of the Notes, especially on dates near the Final Valuation Date.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

t	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the applicable Underlying Stock.

t	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

t	No Dividend Payments or Voting Rights or Other Ownership Rights in the Applicable Underlying Stock — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying Stock and the Notes.

t	No Affiliation with the Applicable Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We assume no responsibility for the adequacy of the information about the applicable Underlying Stock issuer contained in this pricing supplement or in product supplement no. UBS-14-A-I. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable Underlying Stock that may be delivered for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the number of shares of the applicable Underlying Stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

t	Hedging and Trading in the Applicable Underlying Stock — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Notes declines.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Chase & Co. Impact on the Market Price of the Underlying Stock — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock or in futures, options or other derivative products on the applicable Underlying Stock may adversely affect the market value of the applicable Underlying Stock and, therefore, the market value of the Notes.

t	Many Economic and Market Factors Will Influence the Value of the Notes — In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and that are set out in more detail in product supplement no. UBS-14-A-I.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity under different hypothetical scenarios on a hypothetical offering of Notes linked to a hypothetical Underlying Stock assuming the following*:

Hypothetical term:	6 months
Hypothetical Total Coupon Payable**:	3.00%
Hypothetical Coupon Rate**:	6.00% per annum (or $5.00 per monthly period)
Hypothetical Initial Price:	$10.00 per share
Hypothetical Conversion Price:	$8.00 (80% of the Initial Price)
Hypothetical Share Delivery Amount:	125 shares per Note ($1,000 / Conversion Price of $8.00)
Hypothetical Principal Amount:	$1,000 per $1,000 principal amount Note
Hypothetical Dividend yield on the Underlying Stock***:	1.50% during the term of the Notes (3.00% annual dividend yield)

*	Actual Coupon Rate and other terms for each Note were set on the Trade Date and may be generally different from the hypothetical terms set forth above. The actual value of the Coupon Payments you will receive over the term of the Notes and the actual Conversion Price applicable to your Notes may be different from the hypothetical terms set forth above and the actual market value of the number of shares of the applicable Underlying Stock equal to the Share Delivery Amount or the principal amount, as applicable, you may receive at maturity, and therefore the total return at maturity, may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the Initial Price of the applicable Underlying Stock, as set on the Trade Date. The actual terms for each Note are specified on the cover of this pricing supplement.
**	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis.
***	Hypothetical dividend yield holders of the hypothetical Underlying Stock might receive over the term of the Notes.

The examples below and the return table on the following page are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying Stock. These examples and return table are intended to illustrate (a) how the value of the payment at maturity on the Notes will depend on whether the Final Price of the applicable Underlying Stock is below the specified Conversion Price and (b) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying Stock in certain scenarios.

Hypothetical Examples

Scenario #1: The Final Price of the Underlying Stock is not below the Conversion Price of $8.00.

Because the Final Price of the Underlying Stock is not below the Conversion Price of $8.00, we will pay you at maturity a cash payment equal to $1,000 for each $1,000 principal amount Note. This investment would outperform an investment in the Underlying Stock if the price appreciation of the Underlying Stock (including dividends) is less than 6.00% per annum (equivalent to 3.00% over the term of the Notes).

If the closing price of the Underlying Stock on the Final Valuation Date is $10.00 (no change in the price of the Underlying Stock):

Payment at Maturity:	$1,000
Coupons:	$30 ($5.00 × 6 = $30)
Total:	$1,030
Total Return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the Underlying Stock is 1.50%.

If the closing price of the Underlying Stock on the Final Valuation Date is $13.00 (an increase of 30%):

Payment at Maturity:	$1,000
Coupons:	$30 ($5.00 × 6 = $30)
Total:	$1,030
Total Return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the Underlying Stock is 31.50%.

If the closing price of the Underlying Stock on the Final Valuation Date is $8.50 (a decline of 15%):

Payment at Maturity:	$1,000
Coupons:	$30 ($5.00 × 6 = $30)
Total:	$1,030
Total Return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the Underlying Stock is a loss of 13.50%.

Scenario #2: The Final Price of the Underlying Stock is below the Conversion Price of $8.00.

Because the Final Price of the Underlying Stock is below the Conversion Price of $8.00 we will deliver to you at maturity the number of shares of the Underlying Stock equal to the Share Delivery Amount for every $1,000 principal amount Note you hold. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Underlying Stock on the Maturity Date.

If the closing price of the Underlying Stock on the Maturity Date is $4.00 (a decline of 60%):

Value of Shares Received:	$500 (125 shares × $4.00)
Coupons:	$30 ($5.00 × 6 = $30)
Total:	$530
Total Return on the Notes:	-47.00%

In this example, the total return on the Notes is a loss of 47.00% while the total return on the Underlying Stock is a loss of 58.50%.

If the closing price of the Underlying Stock on the Maturity Date is $5.50 (a decline of 45%):

Value of Shares Received:	$687.50 (125 shares × $5.50)
Coupons:	$30 ($5.00 × 6 = $30)
Total:	$717.50
Total Return on the Notes:	-28.25%

In this example, the total return on the Notes is a loss of 28.25% while the total return on the Underlying Stock is a loss of 43.50%.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

	Underlying Stock		Conversion Event Does Not Occur(1)		Conversion Event Occurs(2)
Hypothetical Final Stock Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Value of Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(7)
$15.00	50.00%	51.50%	$1,030.00	3.00%	N/A	N/A
$14.50	45.00%	46.50%	$1,030.00	3.00%	N/A	N/A
$14.00	40.00%	41.50%	$1,030.00	3.00%	N/A	N/A
$13.50	35.00%	36.50%	$1,030.00	3.00%	N/A	N/A
$13.00	30.00%	31.50%	$1,030.00	3.00%	N/A	N/A
$12.50	25.00%	26.50%	$1,030.00	3.00%	N/A	N/A
$12.00	20.00%	21.50%	$1,030.00	3.00%	N/A	N/A
$11.50	15.00%	16.50%	$1,030.00	3.00%	N/A	N/A
$11.00	10.00%	11.50%	$1,030.00	3.00%	N/A	N/A
$10.50	5.00%	6.50%	$1,030.00	3.00%	N/A	N/A
$10.00	0.00%	1.50%	$1,030.00	3.00%	N/A	N/A
$9.50	-5.00%	-3.50%	$1,030.00	3.00%	N/A	N/A
$9.00	-10.00%	-8.50%	$1,030.00	3.00%	N/A	N/A
$8.50	-15.00%	-13.50%	$1,030.00	3.00%	N/A	N/A
$8.00	-20.00%	-18.50%	$1,030.00	3.00%	N/A	N/A
$7.90	-21.00%	-19.50%	N/A	N/A	$1,017.50	1.75%
$7.76	-22.40%	-20.90%	N/A	N/A	$1,000.00	0.00%
$7.50	-25.00%	-23.50%	N/A	N/A	$967.50	-3.25%
$7.00	-30.00%	-28.50%	N/A	N/A	$905.00	-9.50%
$6.50	-35.00%	-33.50%	N/A	N/A	$842.50	-15.75%
$6.00	-40.00%	-38.50%	N/A	N/A	$780.00	-22.00%
$5.50	-45.00%	-43.50%	N/A	N/A	$717.50	-28.25%
$5.00	-50.00%	-48.50%	N/A	N/A	$655.00	-34.50%
$4.00	-60.00%	-58.50%	N/A	N/A	$530.00	-47.00%
$3.00	-70.00%	-68.50%	N/A	N/A	$405.00	-59.50%
$2.00	-80.00%	-78.50%	N/A	N/A	$280.00	-72.00%
$1.00	-90.00%	-88.50%	N/A	N/A	$155.00	-84.50%
$0.00	-100.00%	-98.50%	N/A	N/A	$30.00	-97.00%

(1)	A conversion event does not occur if the hypothetical Final Price of the Underlying Stock is not below the hypothetical Conversion Price.
(2)	A conversion event occurs if the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price.
(3)	If the hypothetical Final Price of the Underlying Stock is not below the Conversion Price, the hypothetical Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date. If the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date and the Maturity Date.
(4)	The stock price return is provided for illustrative purposes only.
(5)	The total return on the Underlying Stock at maturity includes a 1.50% cash dividend payment.
(6)	Payment consists of the Principal Amount plus Coupon Payments of 6.00% per annum (equal to 3.00% over the term of the Notes).
(7)	The total return on the Notes at maturity includes Coupon Payments of 6.00% per annum (equal to 3.00% over the term of the Notes).
(8)	The actual value of payment consists of the market value of a number of shares of the Underlying Stock equal to the Share Delivery Amount, valued and delivered as of the Maturity Date, plus Coupon Payments of 6.00% per annum (equal to 3.00% over the term of the Notes).

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Because the closing price of each Underlying Stock may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payment and total return on the Notes at maturity for any specific offering of Notes linked to any specific Underlying Stock.

The hypothetical returns and hypothetical payouts on the notes shown above and on the previous page do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above and on the previous page would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for each Underlying Stock. The information given below is for the four calendar quarters in each of 2006, 2007, 2008, 2009, 2010 and the first, second and third calendar quarters of 2011. Partial data is provided for the fourth calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stocks as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

SanDisk Corporation

According to its publicly available filings with the SEC, SanDisk Corporation, which we refer to as SanDisk, designs, develops and manufactures data storage devices using flash memory, proprietary controller and firmware technologies. The common stock of SanDisk, $0.001 par value, is listed on the NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of SanDisk in the accompanying product supplement no. UBS-14-A-I. SanDisk’s SEC file number is 000-26734.

Historical Information Regarding the Common Stock of SanDisk

The following table sets forth the quarterly high and low closing prices for the common stock of SanDisk, based on daily closing prices on the primary exchange for SanDisk, as reported by Bloomberg. The closing price of the common stock of SanDisk on October 13, 2011 was $45.93. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of SanDisk has experienced significant fluctuations. The historical performance of the common stock of SanDisk should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of SanDisk during the term of the Notes. We cannot give you assurance that the performance of the common stock of SanDisk will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that SanDisk will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of SanDisk.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$77.22	$53.06	$57.52
4/1/2006	6/30/2006	$65.54	$49.92	$50.98
7/1/2006	9/30/2006	$58.92	$37.51	$53.54
10/1/2006	12/31/2006	$61.84	$42.06	$43.03
1/1/2007	3/31/2007	$45.75	$36.42	$43.80
4/1/2007	6/30/2007	$48.94	$41.86	$48.94
7/1/2007	9/30/2007	$58.10	$47.60	$55.10
10/1/2007	12/31/2007	$55.08	$33.17	$33.17
1/1/2008	3/31/2008	$33.17	$20.60	$22.57
4/1/2008	6/30/2008	$33.10	$18.70	$18.70
7/1/2008	9/30/2008	$22.52	$13.35	$19.55
10/1/2008	12/31/2008	$20.65	$ 5.32	$ 9.60
1/1/2009	3/31/2009	$13.37	$ 7.65	$12.65
4/1/2009	6/30/2009	$16.44	$12.21	$14.69
7/1/2009	9/30/2009	$22.93	$13.33	$21.70
10/1/2009	12/31/2009	$30.13	$19.66	$28.99
1/1/2010	3/31/2010	$35.25	$25.42	$34.63
4/1/2010	6/30/2010	$49.70	$34.71	$42.07
7/1/2010	9/30/2010	$46.37	$33.24	$36.65
10/1/2010	12/31/2010	$51.64	$36.28	$49.86
1/1/2011	3/31/2011	$53.25	$42.09	$46.09
4/1/2011	6/30/2011	$50.62	$38.94	$41.50
7/1/2011	9/30/2011	$45.57	$32.37	$40.35
10/1/2011	10/13/2011*	$45.93	$38.92	$45.93

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through October 13, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the common stock of SanDisk from January 2, 2001 through October 13, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Conversion Price, equal to 75% of the closing price on October 13, 2011.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

The Goldman Sachs Group, Inc.

According to its publicly available filings with the SEC, The Goldman Sachs Group, Inc., which we refer to as Goldman Sachs, is a global investment banking, securities and investment management firm that provides services to corporations, financial institutions, governments and high-net-worth individuals. The common stock of Goldman Sachs, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Goldman Sachs in the accompanying product supplement no. UBS-14-A-I. Goldman Sachs’ SEC file number is 001-14965.

Historical Information Regarding the Common Stock of Goldman Sachs

The following table sets forth the quarterly high and low closing prices for the common stock of Goldman Sachs, based on daily closing prices on the primary exchange for Goldman Sachs, as reported by Bloomberg. The closing price of the common stock of Goldman Sachs on October 13, 2011 was $96.15. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Goldman Sachs has experienced significant fluctuations. The historical performance of the common stock of Goldman Sachs should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Goldman Sachs during the term of the Notes. We cannot give you assurance that the performance of the common stock of Goldman Sachs will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Goldman Sachs will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Goldman Sachs.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$156.96	$127.04	$156.96
4/1/2006	6/30/2006	$168.55	$138.50	$150.43
7/1/2006	9/30/2006	$170.00	$140.10	$169.17
10/1/2006	12/31/2006	$205.10	$170.69	$199.35
1/1/2007	3/31/2007	$220.94	$190.00	$206.63
4/1/2007	6/30/2007	$233.64	$205.65	$216.75
7/1/2007	9/30/2007	$224.55	$164.90	$216.74
10/1/2007	12/31/2007	$247.92	$201.51	$215.05
1/1/2008	3/31/2008	$207.78	$151.02	$165.39
4/1/2008	6/30/2008	$200.27	$162.40	$174.90
7/1/2008	9/30/2008	$188.04	$108.00	$128.00
10/1/2008	12/31/2008	$134.50	$ 52.00	$ 84.39
1/1/2009	3/31/2009	$112.95	$ 59.20	$106.02
4/1/2009	6/30/2009	$149.47	$110.29	$147.44
7/1/2009	9/30/2009	$185.52	$138.55	$184.35
10/1/2009	12/31/2009	$192.28	$160.93	$168.84
1/1/2010	3/31/2010	$177.90	$148.72	$170.63
4/1/2010	6/30/2010	$184.92	$131.27	$131.27
7/1/2010	9/30/2010	$156.41	$131.08	$144.58
10/1/2010	12/31/2010	$171.07	$146.57	$168.16
1/1/2011	3/31/2011	$175.00	$154.38	$158.47
4/1/2011	6/30/2011	$162.40	$129.26	$133.09
7/1/2011	9/30/2011	$137.60	$ 93.98	$ 94.55
10/1/2011	10/13/2011*	$ 96.15	$ 90.08	$ 96.15

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through October 13, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the common stock of Goldman Sachs from January 2, 2001 through October 13, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Conversion Price, equal to 70% of the closing price on October 13, 2011.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

The Dow Chemical Company

According to its publicly available filings with the SEC, The Dow Chemical Company, which we refer to as Dow Chemical, is a manufacturer and supplier of products used primarily as raw materials in the manufacture of customer products and services in a variety of industries. The common stock of Dow Chemical, par value $2.50 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Dow Chemical in the accompanying product supplement no. UBS-14-A-I. Dow Chemical’s SEC file number is 001-03433.

Historical Information Regarding the Common Stock of Dow Chemical

The following table sets forth the quarterly high and low closing prices for the common stock of Dow Chemical, based on daily closing prices on the primary exchange for Dow Chemical, as reported by Bloomberg. The closing price of the common stock of Dow Chemical on October 13, 2011 was $26.67. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Dow Chemical has experienced significant fluctuations. The historical performance of the common stock of Dow Chemical should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Dow Chemical during the term of the Notes. We cannot give you assurance that the performance of the common stock of Dow Chemical will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Dow Chemical will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Dow Chemical.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$44.93	$40.60	$40.60
4/1/2006	6/30/2006	$42.95	$37.14	$39.03
7/1/2006	9/30/2006	$39.65	$33.54	$38.98
10/1/2006	12/31/2006	$41.45	$38.46	$39.94
1/1/2007	3/31/2007	$47.08	$39.39	$45.86
4/1/2007	6/30/2007	$46.63	$44.03	$44.22
7/1/2007	9/30/2007	$47.67	$39.85	$43.06
10/1/2007	12/31/2007	$46.50	$39.27	$39.42
1/1/2008	3/31/2008	$39.89	$34.72	$36.85
4/1/2008	6/30/2008	$42.88	$34.83	$34.91
7/1/2008	9/30/2008	$37.56	$30.96	$31.78
10/1/2008	12/31/2008	$31.73	$15.09	$15.09
1/1/2009	3/31/2009	$16.08	$ 6.31	$ 8.43
4/1/2009	6/30/2009	$18.73	$ 8.81	$16.14
7/1/2009	9/30/2009	$26.95	$14.66	$26.07
10/1/2009	12/31/2009	$29.42	$23.48	$27.63
1/1/2010	3/31/2010	$31.15	$26.18	$29.57
4/1/2010	6/30/2010	$31.83	$23.72	$23.72
7/1/2010	9/30/2010	$28.33	$22.97	$27.46
10/1/2010	12/31/2010	$34.41	$27.47	$34.14
1/1/2011	3/31/2011	$38.76	$34.29	$37.75
4/1/2011	6/30/2011	$41.34	$34.43	$36.00
7/1/2011	9/30/2011	$37.17	$22.46	$22.46
10/1/2011	10/13/2011*	$26.67	$21.51	$26.67

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through October 13, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the common stock of Dow Chemical from January 2, 2001 through October 13, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Conversion Price, equal to 70% of the closing price on October 13, 2011.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Halliburton Company

According to its publicly available filings with the SEC, Halliburton Company, which we refer to as Halliburton, provides a variety of services and products to customers in the energy industry related to the exploration, development and production of oil and natural gas. The common stock of Halliburton, par value $2.50 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Halliburton in the accompanying product supplement no. UBS-14-A-I. Halliburton’s SEC file number is 001-03492.

Historical Information Regarding the Common Stock of Halliburton

The following table sets forth the quarterly high and low closing prices for the common stock of Halliburton, based on daily closing prices on the primary exchange for Halliburton, as reported by Bloomberg. The closing price of the common stock of Halliburton on October 13, 2011 was $35.02. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Halliburton has experienced significant fluctuations. The historical performance of the common stock of Halliburton should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Halliburton during the term of the Notes. We cannot give you assurance that the performance of the common stock of Halliburton will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Halliburton will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Halliburton.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$40.43	$32.30	$36.51
4/1/2006	6/30/2006	$41.67	$34.14	$37.11
7/1/2006	9/30/2006	$37.79	$27.84	$28.45
10/1/2006	12/31/2006	$33.74	$26.57	$31.05
1/1/2007	3/31/2007	$32.40	$28.27	$31.74
4/1/2007	6/30/2007	$36.71	$31.09	$34.50
7/1/2007	9/30/2007	$38.95	$31.97	$38.40
10/1/2007	12/31/2007	$41.48	$35.08	$37.91
1/1/2008	3/31/2008	$39.33	$31.75	$39.33
4/1/2008	6/30/2008	$53.07	$39.42	$53.07
7/1/2008	9/30/2008	$53.91	$30.29	$32.39
10/1/2008	12/31/2008	$30.32	$13.46	$18.18
1/1/2009	3/31/2009	$21.16	$14.78	$15.47
4/1/2009	6/30/2009	$24.33	$15.55	$20.70
7/1/2009	9/30/2009	$28.32	$18.72	$27.12
10/1/2009	12/31/2009	$31.75	$25.74	$30.09
1/1/2010	3/31/2010	$34.60	$28.10	$30.13
4/1/2010	6/30/2010	$34.96	$21.15	$24.55
7/1/2010	9/30/2010	$33.40	$24.98	$33.07
10/1/2010	12/31/2010	$41.15	$31.40	$40.83
1/1/2011	3/31/2011	$49.84	$38.17	$49.84
4/1/2011	6/30/2011	$51.00	$45.33	$51.00
7/1/2011	9/30/2011	$57.27	$30.52	$30.52
10/1/2011	10/13/2011*	$35.02	$28.68	$35.02

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through October 13, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the common stock of Halliburton from January 2, 2001 through October 13, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Conversion Price, equal to 70% of the closing price on October 13, 2011.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

CSX Corporation

According to its publicly available filings with the SEC, CSX Corporation, which we refer to as CSX, is a transportation supplier, providing rail-based transportation services including traditional rail service and the transport of intermodal containers and trailers. The common stock of CSX, par value $1.00, is listed on The New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of CSX in the accompanying product supplement no. UBS-14-A-I. CSX’s SEC file number is 001-08022.

Historical Information Regarding the Common Stock of CSX

The following table sets forth the quarterly high and low closing prices for the common stock of CSX, based on daily closing prices on the primary exchange for CSX, as reported by Bloomberg. The closing price of the common stock of CSX on October 13, 2011 was $20.77. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of CSX has experienced significant fluctuations. The historical performance of the common stock of CSX should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of CSX during the term of the Notes. We cannot give you assurance that the performance of the common stock of CSX will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that CSX will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of CSX.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$10.00	$ 8.20	$ 9.97
4/1/2006	6/30/2006	$12.37	$10.13	$11.74
7/1/2006	9/30/2006	$11.80	$ 9.73	$10.94
10/1/2006	12/31/2006	$12.64	$10.98	$11.48
1/1/2007	3/31/2007	$14.03	$11.30	$13.35
4/1/2007	6/30/2007	$15.70	$13.49	$15.03
7/1/2007	9/30/2007	$17.09	$12.70	$14.24
10/1/2007	12/31/2007	$15.32	$13.41	$14.66
1/1/2008	3/31/2008	$19.14	$13.44	$18.69
4/1/2008	6/30/2008	$23.02	$18.77	$20.94
7/1/2008	9/30/2008	$22.89	$17.67	$18.19
10/1/2008	12/31/2008	$17.69	$10.18	$10.82
1/1/2009	3/31/2009	$12.23	$ 6.97	$ 8.62
4/1/2009	6/30/2009	$12.17	$ 8.85	$11.54
7/1/2009	9/30/2009	$16.06	$10.42	$13.95
10/1/2009	12/31/2009	$16.80	$13.88	$16.16
1/1/2010	3/31/2010	$17.46	$14.11	$16.97
4/1/2010	6/30/2010	$19.17	$16.22	$16.54
7/1/2010	9/30/2010	$18.71	$15.82	$18.44
10/1/2010	12/31/2010	$21.54	$18.15	$21.54
1/1/2011	3/31/2011	$26.67	$21.80	$26.20
4/1/2011	6/30/2011	$26.46	$24.30	$26.22
7/1/2011	9/30/2011	$27.01	$18.59	$18.67
10/1/2011	10/13/2011*	$20.77	$18.39	$20.77

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through October 13, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the common stock of CSX from January 2, 2001 through October 13, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Conversion Price, equal to 75% of the closing price on October 13, 2011.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

CONSOL Energy Inc.

According to its publicly available filings with the SEC, CONSOL Energy Inc., which we refer to as CONSOL Energy, is a multi-fuel energy producer and energy services provider primarily serving the electric power generation industry in the United States. The common stock of CONSOL Energy, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of CONSOL Energy Inc. in the accompanying product supplement no. UBS-14-A-I. CONSOL Energy’s SEC file number is 001-14901.

Historical Information Regarding the Common Stock of Bank of CONSOL Energy

The following table sets forth the quarterly high and low closing prices for the common stock of CONSOL Energy based on daily closing prices on the primary exchange for CONSOL Energy, as reported by Bloomberg. The closing price of the common stock of CONSOL Energy on October 13, 2011 was $39.05. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of CONSOL Energy has experienced significant fluctuations. The historical performance of the common stock of CONSOL Energy should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of CONSOL Energy during the term of the Notes. We cannot give you assurance that the performance of the common stock of CONSOL Energy will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that CONSOL Energy will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of CONSOL Energy.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$ 37.08	$30.24	$ 37.08
4/1/2006	6/30/2006	$ 48.14	$35.59	$ 46.72
7/1/2006	9/30/2006	$ 47.75	$29.06	$ 31.73
10/1/2006	12/31/2006	$ 37.67	$29.40	$ 32.13
1/1/2007	3/31/2007	$ 39.49	$29.19	$ 39.13
4/1/2007	6/30/2007	$ 49.56	$39.33	$ 46.11
7/1/2007	9/30/2007	$ 50.05	$36.40	$ 46.60
10/1/2007	12/31/2007	$ 73.58	$45.34	$ 71.52
1/1/2008	3/31/2008	$ 81.33	$59.03	$ 69.19
4/1/2008	6/30/2008	$117.34	$69.91	$112.37
7/1/2008	9/30/2008	$111.95	$41.47	$ 45.89
10/1/2008	12/31/2008	$ 41.75	$18.83	$ 28.58
1/1/2009	3/31/2009	$ 36.59	$22.58	$ 25.24
4/1/2009	6/30/2009	$ 43.57	$24.57	$ 33.96
7/1/2009	9/30/2009	$ 49.28	$29.75	$ 45.11
10/1/2009	12/31/2009	$ 52.87	$42.81	$ 49.80
1/1/2010	3/31/2010	$ 56.34	$42.28	$ 42.66
4/1/2010	6/30/2010	$ 46.26	$33.69	$ 33.76
7/1/2010	9/30/2010	$ 39.22	$31.21	$ 36.96
10/1/2010	12/31/2010	$ 48.81	$36.67	$ 48.74
1/1/2011	3/31/2011	$ 55.49	$45.49	$ 53.63
4/1/2011	6/30/2011	$ 54.17	$45.86	$ 48.48
7/1/2011	9/30/2011	$ 54.82	$33.93	$ 33.93
10/1/2011	10/13/2011*	$ 39.05	$31.70	$ 39.05

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through October 13, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the common stock of CONSOL Energy from January 2, 2001 through October 13, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Conversion Price, equal to 65% of the closing price on October 13, 2011.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the Notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the Notes.

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. UBS-14-A-I.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.